Exhibit 99.1

CONTACT: John Hyre

614-289-5157

FOR IMMEDIATE RELEASE

Commercial Vehicle Group Announces the Closure of its Tigard, OR, Facility

New Albany, Ohio, March 25, 2014 – Commercial Vehicle Group, Inc. (Nasdaq: CVGI), a leading supplier of fully integrated system solutions for the global commercial vehicle market, today announced the Company’s plans to permanently close its production and warehouse facility located in Tigard, Oregon.

The Tigard plant currently has approximately 80 employees who will be offered transition support and/or opportunities at other CVG plants. The Company will also petition for assistance for affected employees under the Department of Labor Trade Adjustment Assistance Program (TAA).

The work currently performed at the Tigard facility includes the production of interior trim components such as instrument panels and storage cabinets used in large commercial vehicles. The majority of this work will be distributed to other CVG plants in North America. The closure is expected to be completed by the end of December 2014.

The Company anticipates taking restructuring charges of approximately $3.2 to $3.5 million, in the aggregate, between March and December of 2014. The annualized savings from this action are expected to be in the range of $1.5 to $2.5 million.

“Strategic decisions that impact personnel are always difficult and are not taken lightly, but this is a necessary step in response to changing customer needs and industry dynamics. Many of our customers, serviced by our Tigard facility, have transitioned their businesses to other geographic regions. In order to remain competitive, CVG must continually re-evaluate market requirements and realign our capacity and manufacturing footprint,” said Patrick Miller, President Global Truck & Bus for CVG.

“We appreciate the service of our Tigard employees, and we will assist them and their families in dealing with the changes occasioned by the closure of the facility.” Miller added.

About Commercial Vehicle Group, Inc.

Commercial Vehicle Group, Inc. is a leading supplier of a full range of cab related products and systems for the global commercial vehicle market, including the heavy-duty (Class 8) truck market, the construction, military, bus and agriculture markets and the specialty transportation markets. Our products include static and suspension seat systems, electronic wire harness assemblies, controls and switches, cab structures and components, interior trim systems (including instrument panels, door panels, headliners, cabinetry and floor systems), mirrors and wiper systems specifically designed for applications in commercial vehicles. The Company is headquartered in New Albany, OH with operations throughout North America, Europe, Asia and Australia. Information about the Company and its products is available on the internet at: www.cvgrp.com.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or similar expressions. In particular, this press release may contain forward-looking statements about Company expectations for future periods with respect to its plans to improve financial results and enhance the Company, the future of the Company’s end markets, Class 8 North America build rates, performance of the global construction equipment business, expected cost savings, enhanced shareholder value and other economic benefits of the consulting services, the Company’s initiatives to address customer needs, organic growth, the Company’s economic growth plans to focus on certain segments and markets and the Company’s financial position or other financial information. These statements are based on certain assumptions that the Company has made in light of its experience in the industry as well as its perspective on historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including but not limited to: (i) general economic or business conditions affecting the markets in which the Company serves; (ii) the Company’s ability to develop or successfully introduce new products; (iii) risks associated with conducting business in foreign countries and currencies; (iv) increased competition in the heavy-duty truck, construction, aftermarket, military, bus, agriculture and other markets; (v) the Company’s failure to complete or successfully integrate strategic acquisitions; (vi) the impact of changes in governmental regulations on the Company’s customers or on its business; (vii) the loss of business from a major customer or the discontinuation of particular commercial vehicle platforms; (viii) the Company’s ability to obtain future financing due to changes in the lending markets or its financial position; (ix) the Company’s ability to comply with the financial covenants in its revolving credit facility; (x) the Company’s ability to realize the benefits of its cost reduction and strategic initiatives;

(xi) a material weakness in our internal control over financial reporting which could, if not remediated, result in material misstatements in our financial statements; (xii) volatility and cyclicality in the commercial vehicle market adversely affecting us; and (xiii) various other risks as outlined under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for fiscal year ending December 31, 2012. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by such cautionary statements.

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